Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Cherokee Inc. Registration Statement Nos. 333-190795, 333-168273, 333-135773, 333-107470, 333-14533, 333-57503 and 333-49865 on Form S-8 and in Registration Statement Nos. 333-172359 and 333-205175 on Form S-3 of our report dated November 5, 2015, with respect to the restated financial statements of Flip Flop Shops Franchise Company, LLC as of and for the year ended December 31, 2014, which appear in this Current Report on Form 8-K/A of Cherokee Inc.

/s/ ROBIN BROWN & ASSOCIATES, LLC

Alpharetta, Georgia
December 9, 2015